CONFORMED

         UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.  20549

                             Form 8-K


                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the Securities

                           Exchange Act of 1934


Date of Report (date of earliest event reported) April 22, 1996

                      Beneficial Corporation

     (Exact name of registrant as specified in its charter)

        Delaware                1-1177             51-0003820

(State or other jurisdic-    (Commission         (IRS Employer

tion of incorporation)       File Number)     Identification No.)

301 North Walnut Street, Wilmington, Delaware           19801

(Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code (302)425-2500

                            No Change

  (Former name or former address, if changed since last report)



Item 5.  Other Events.


         The following is the text of a press release of

Beneficial Corporation, a Delaware corporation, issued on

April 22, 1996:

         BENEFICIAL CORPORATION'S FIRST-QUARTER EARNINGS

                      INCREASE DRAMATICALLY

       TO $107.4 MILLION FROM $20.7 MILLION A YEAR EARLIER

           EARNINGS PER SHARE RISE TO $1.96 FROM $0.37

   - Record Earnings for Any Quarter in Beneficial's History -


WILMINGTON, Del. -- Beneficial Corporation (NYSE: BNL) today reported first-quarter earnings of $107.4 million, up sharply from earnings of $20.7 million in the first quarter of 1995. Comparable earnings per share increased to $1.96 from $0.37 in the 1995 period.  These are the highest earnings for any quarter in

Beneficial's history.



Prior-year earnings were burdened by a $65 million pretax loss from the tax refund anticipation loan (RAL) business.  Conversely,

this year's quarter enjoyed $80.5 million of RAL pretax profits,

benefiting from $41.9 million in prior-year bad debt collections.

Also, 1995 results included a $23.5 million pretax gain on a securitization.  This year's quarter included an $8.4 million gain after consideration of related taxes on the sale of the annuity portfolio of Beneficial's Central National Life Insurance Company

of Omaha subsidiary.  Removing these items from both years, the aftertax earnings of the rest of Beneficial's business increased

11% during the quarter despite a $12 million addition to the balance of the loan loss reserve.



"We are particularly pleased to report record quarterly earnings for any period in Beneficial's history," said Finn M.W. Caspersen,

chairman and chief executive officer.  "Although the dramatic recovery of RAL profits was a powerful factor in the quarter's success, operating earnings were up nicely even without RAL.

Lending spreads widened appreciably, and receivables growth was strong, benefiting from successful acquisition activity and strong growth at BNB USA, Beneficial's private-label credit card bank.

These factors offset a cyclical increase in net chargeoffs,

particularly on the unsecured loan portfolios, and some softness in credit insurance earnings due to higher loss ratios."


Caspersen continued, "The second quarter will benefit from

additional RAL profits, and we anticipate a strong earnings gain over last year.  Although the second half of the year is likely to reflect significant start-up costs for the recently announced private-label credit card relationship with Kmart, particularly in the fourth quarter, we look forward to an outstanding earnings gain for the full year to a new record level."


Total owned receivables at March 31 were $13,867 million,

representing an increase of $451 million from the year-end 1995 level.  Including loans both owned and serviced, total managed receivables increased $360 million during the quarter before the impact of foreign exchange translation, compared to a comparable increase of $195 million during the first quarter of 1995.  At

March 31, total managed receivables were $14,861 million.  First quarter receivables growth benefited from $230 million of real estate-secured loan acquisitions and from continued strong growth at BNB USA.


First-quarter net chargeoffs increased to $69.5 million from

$42.2 million in the first quarter of 1995.  As an annualized percentage of average owned receivables, net chargeoffs increased noticeably to 1.98% from 1.33% of the portfolio in the 1995

quarter.  The increase in the chargeoff percentage mainly reflects the increased proportion of credit card and personal loans in

Beneficial's portfolio coupled with some increase in the chargeoff rate on these portfolios.  The net chargeoff percentage did

decline modestly from the 2.09% of the fourth quarter of 1995.  At

March 31, the reserve for credit losses was 3.05% of owned

receivables, compared to 2.97% a year earlier, and 3.03% at year-

end 1995.


All owned receivables delinquent two months and greater on a contractual basis increased just modestly to 3.16% from 2.95% at

March 31, 1995 and 2.98% at year-end 1995.  The modest increase in delinquency from the year-end level reflects the normal seasonal pattern for delinquency to increase during the first quarter, and delinquency remains very well controlled by any historical

measure.  Examining delinquency for all managed receivables

exhibits a similar pattern.  Managed receivables delinquency was

3.15% at March 31, up from 2.77% a year earlier and 2.97% at year-

end 1995.


Beneficial Corporation is a $15 billion, New York Stock Exchange-

listed financial services holding company. Subsidiaries of the

Company provide financial services through their various

consumer-finance, credit-card, banking and insurance operations located throughout the United States, Canada, the United Kingdom,

Ireland, and Germany.

                           SIGNATURES





          Pursuant to the requirements of the Securities Exchange

Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BENEFICIAL CORPORATION

                                        (Registrant)

                              By /s/ Samuel F. McMillan

                                 Samuel F. McMillan

                                 Senior Vice President and

                                   Treasurer





Dated:  April 22, 1996